Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2014, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2014	Trust
	Salary	Contribution{1}
Roger Dankel	$166,455	$16,456
President of North American Sales of Simpson
Strong-Tie Company Inc.{2}
Ricardo M. Arevalo	191,276	19,128
Chief Operating Officer of Simpson
Strong-Tie Company Inc.{2}

{1}     If we employ the officer on December 31, 2014, or if he is age sixty or older, we will contribute to his profit sharing trust account 10 percent of his salary, with a contribution limit of $26,000 for 2014, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur. Of this 10 percent, a discretionary contribution of 7 percent of his salary, if approved by our Board of Directors, will be paid in 2015, and the 3 percent will be paid quarterly in the month following the last month of each calendar quarter of 2014.

{2}     Effective July 1, 2014. Amounts are based on current pay rates for the first half of 2014 and new pay rates, at an annualized rate of $210,000 per year, for the second half of 2014.

Each of our executive officers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:                              Stock compensation charges

Certain incentive compensation and commissions

Salaried pension contributions

Self-insured workers’ compensation costs

Equals:                               Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:                               Cash

Real estate

Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule

Goodwill and indefinite lived intangible assets

Self-Insured workers’ compensation reserves

Multiplied by:                    Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:                  Qualifying level

Based on our operating profit for each of the 4 quarters of 2014, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2014, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Roger Dankel	$121,732,000	$64,857,000	$312,000	{2}

Ricardo M. Arevalo	121,732,000	64,857,000	259,000

{1}     Amounts expected to be paid for the full year of 2014 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

{2}     Targeted payout for Roger Dankel is computed based on operating profit goals of the McKinney, Texas, branch through June 30, 2014, and on total Company operating profit goals from July 1, 2014, through the end of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers is eligible to participate in our 2011 Incentive Plan for 2014.  Whether we award restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year.  If we achieve our operating profit goals for 2014, computed as described above, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal{1}	Award

Roger Dankel	$121,732,000	2,575 shares

Ricardo M. Arevalo	121,732,000	2,575 shares

{1}               We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The Compensation and Leadership Development Committee of our Board of Directors also approved additional restricted stock unit awards and goals for Roger Dankel and Ricardo M. Arevalo. These awards will be based on performance against estimated sales of the products from our recent strategic acquisitions of S&P Clever Reinforcement Company AG, S&P Clever Reinforcement International AG, Fox Industries, Inc., Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC (collectively, the “Recently Acquired Businesses”). The number of restricted stock units may be increased or decreased based on the percentage above or below estimated sales, but at least 75 percent of the sales goal must be reached for an award to be earned. The number of potential restricted stock units that may be earned and the goals for these individuals are as follows:

Restricted Stock Unit Award
	Roger	Ricardo M.
Recently Acquired Businesses	Dankel	Arevalo

75% of sales goal – $32,751,000	1,288 shares	1,288 shares
100% of sales goal – $43,668,000	2,575 shares	2,575 shares
150% of sales goal – $65,502,000	5,150 shares	5,150 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving both the operating profit goal and the sales goal of the Recently Acquired Businesses may be modified up or down by 10 percent based on a peer group comparison of total stockholder return, including stock price appreciation and dividends paid. The peer group consists of the following companies:

Illinois Tool Works	Fastenal Company
Gibralter Industries	Eagle Material Inc.
Masco Corporation	Trex Co. Inc.
USG Corporation	Stanley Black & Decker, Inc.

If the Company’s total stockholder return is below the peer group average, 90 percent of the restricted stock units will be awarded, if it is at the peer group average 100 percent of the restricted stock units will be awarded, and if it is above the peer group average, 110 percent of the restricted stock units will be awarded. Therefore, the maximum potential restricted stock units award is 8,500 shares for each of Roger Dankel and Ricardo M. Arevalo. Restrictions on restricted stock units awarded under this program will lapse 75 percent on the third anniversary of the date of the award and 25 percent on the fourth anniversary of the date of the award (subject to provisions of the 2011 Incentive Plan relating to retirement after age 60 or a change in control).

The Company will also reimburse Roger Dankel and Ricardo M. Arevalo for expenses associated with relocation from their current homes to homes that are in the area of the Company’s home office. These expenses will include, among other things, assistance with finding a home, including travel, non-recurring transactions fees associated with buying a home, packing and shipping of household and personal items and temporary lodging. The Company cannot estimate the value or the timing of these expenses at this time.